                                  SCHEDULE 14A
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

                               EXPLANATORY NOTE

     Ranger Governance, Ltd., a Texas limited partnership ("Ranger") is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission in connection with a solicitation of proxies (the "Solicitation") in support of electing Ranger nominees to the board of directors of Computer Associates International, Inc. ("Computer Associates") at the 2001 annual meeting of stockholders of Computer Associates.



Table of Contents
-----------------

     Webcast transcript                                 Item 1



Content of Items 1
------------------

                Meeting: Take Over of Computer Associates (CA)


Participants: Main Speaker: Sam Wyly
              Speaker:      Steve Perkins
              Speaker:      George Ellis
              Analysts

Sam Wyly: And we have with us George Ellis. George Ellis was with Sterling Software as CFO from the time that Sterling was making 1 million dollars a year until Sterling was making 100 million dollars a year. Steve Perkins has been with 2 Riley founded companies which are now part of Computer Associates. Steve's technology team created UCC 1, UCC 7, UCC11 which are now at the heart of the CA systems software products. Later he ran a fast growing division at Sterling Commerce, which was spun off from Sterling Software. In 7 years Steve ran a Data Communication Software division from 35 million dollars a year to 200 million dollars a year, making 35% profit margins all the way. And that's important because, what you have here is a company that is not growing, you have a company that's buying products and milks it and lays off so many technology people that they can't give good service to customers and service suffers. You have an inept board that just slats through while the CEO's pay themselves the most outrageous amounts that anybody has ever been paid in America even for good performance and in this case the performance has been poor.

But who are the Rangers. The Ranger Board is software entrepreneurs like ourselves and other people who have created companies and built them up and who have some outstanding people who have been the regulators such as Cece Smith. Cece will chair the audit committee of the board. She is a CPA. Part of the problem here has been the phony accounting. Now, I know a lot of you analysts can figure it out on part of the cash flow basis and probably don't care what they do with the gap accounting but there are thousand of shareholders who do care what they do with the gap accounting. And you know a year ago they were saying we're going to grow, were are going to grow to 8 billion dollars a year. Know they are saying hey we are re-doing the books you know so we are going to grow to 6 billion dollars a year. Well, how does that work. So what they've delivered in five years is minus11%-a negative shareholder return and they have done this during the greatest software boom in history. The have a poor balance sheet, a lot of debt. This limits their opportunities. They have been using accounting gimmicks, this creates confusion. They have abused their employees and customers. And if you abuse your employees you can't give good service to customers. You don't create know products, you don't grow and if you don't do that then there is now value created for shareholders. In the last five years the shareholders have been given a minus 11% rate of return while their competitors in the software business have delivered to their investors a 170% rate of return. This is lousy performance. In the meantime the CEO and the other insiders have been paid a billion dollars worth of stock. While this sleepy so called independent board have just let it go by. They have approved it. George Ellis.

George Ellis: We view this 11% five-year return and that's assuming dividends were reinvested in CA stock. And that information is as of May 31 is off of Bloomberg. We view that a 11% negative five-year return versus a 102% in the S&P and 171% on the S&P software index has an opportunity. The opportunity you can see on this chart more

                Meeting: Take Over of Computer Associates (CA)


graphically how CA stacked up over the last five years versus the other non-software companies that are in the S&P software index. Why do we think that this is an opportunity for ranger governants? Well, if we look at some valuation metrics, considering that 11% negative 5 year return. CA's pros book is in last past out of the top 10. A pros cash flow - it's in last place out of those same top 10. And in price revenue it's in next to the last place. So we view that with an opportunity to put change in CA - with a new business plan. With a new organization, with active management that starts with the governants that Sam mentioned, and we will talk to later yet there is a real opportunity to add value at Computer Associates. From last place to the median of the top 10 software folks if you look at it on price cash flow which is a good measure that would take CA to roughly 3 times today's stock price. If we simply through good management and good governants are able to move it to the median of the top 10.

We gotta do some work. The company's balance sheet working capital ratio is slightly larger than 1:1 and working capital ratio in this means current assets divided by current liabilities. Debt to equities at 77% that's the highest of those top ten that I have mentioned and it effectively over the last five years has grown from 17% of total equity to 77% that's roughly equivalent to an LBO of over 5 years without producing the value that you get out of an LBO. Interestingly also over the last 12 months their working capital numbers decreased by about 1/2 billion and the bulk of that is through cash partially used to repay debt. So we think that from a valuation prospective with a change in a business model - a real change in a business model how the company is actually managed as apposed to a contractual change. With the changing governants and with an opportunity to actively manage the balance sheet out of debt. There is a real chance to add some value at Computer Associates.

Sam mentioned accounting. There's been a lot written about it. The next chart will have a few quotes about the new business model from an accounting perspective. I think the 2 points that I'd like to make today is that a new business model is not about contracts. It's not about adding clauses to contracts that allow you to adopt a certain accounting method. What a real new business model is-is to take the business and focus it around specific customers in ways that their needs can be meet. So what do I mean? For a number of years Computer Associates signed large long-term contracts with customers largely geared around creating software license revenue out of maintenance streams mid-price upgrades. Contract revenue streams as apposed to customer driven revenue streams. After a cycle of those it gets tough to do again. So what do you do? You change your contract again to permit a new accounting methodology by simply adding a clause based on their published results 95% of their new contracts now contain a clause that says: We promise to deliver to you undefined further products. We promise under gap to deliver undefined further products. You can't recognize the revenue up front. You can't recognize it as a software license. You have to recognize it radibly. But none of that changes the customer experience. All that simply changes is a contract and through changing a contract changes accounting. I won't go into the quotes. But there have been a lot of quotes with respect to the new business model. What we'll advocate is something that treats the customer differently and adopts practices with respect to customers that drives good business and then based on what that business looks like the accounting will

                Meeting: Take Over of Computer Associates (CA)


fall however it falls as apposed to structuring business relationships to achieve certain accounting results. So that next key starts with the customer. Next is Steve Perkins. Steve is a friend of mine, founder of Sterling Commerce, 31-year software veteran.

Steve Perkins: Good morning. You know the first thing you do when you have a problem is to make sure you accurately identify the source of it. That's the reason that you are hearing a lot of these comments and you are seeing the results of the various studies that we have done. Sam mentioned an important point. You know a software company like CA has value because of a customer base. And if they leverage that customer base forward then they can grow the value of that company and the value of the stock. Well, here we have some problems with CA. In an independent survey done by Penn & Shone we revealed that 46% of the customers say that they would get out of their relationship with CA if they could. There are a lot of other statistics that are up here that aren't to promising either. They represent issues that need to be addressed. Here are some of the quotes that came from that survey directly from customers: As you read through these each of you might take it as an exercise to go back to your company and most of you probably used so CA products. Ask your CIO's or ask your technical people how they feel about the company - see if it isn't reflected in those comments as well. What happens is as a result of the pressures to increase revenues steadily is as George pointed out ends up being seen as hard ball tactics by the customers-that's why they are upset. They don't like to be manipulated. They don't like the fact that they are given products has a part of unicenter that they'll never use. They don't like the fact that their maintenance dollars are not being plowed back in to develop new products. In addition to that and we think that the source of the problems with the customers are the problems that exist between the company and their employees. This has been pretty well documented in the press. I think in a summary that you can just say they certainly don't have policies that endear their employees to them and it's one of fear an intimidation. Bottom line. What you have is inept management. Poor governants and the result is what we believe is chronic underperformance. Sam.

Sam Wyly: If I was a business school professor I'd like to ask the class here what's the purpose of a business? Anybody want to answer? No volunteers. Well, I'll tell you what they taught me at the Michigan Business School. Peter Drucker taught that the purpose of a business is to create customers. To satisfy and serve customers and what's happened here is some people running the company who probably once knew that maybe 15 years ago though but have forgot that. They think that the purpose of a business is to manipulate sells paper and make it fit accounting rules and create an appearance of growth over the last 5 or so years that hasn't been. And why would they do that? Because they can get a sleepy board with their cronies to write them a compensation contract that gives them a billion dollars worth of stock. And they get that while the shareholders are losing 11%. So we think CA has lost sight of the purpose of a business which is to serve the customers. And if you are going to serve the customers you've got to have employees who are productive and who are having fun and who are working in groups that are not so far away from the autocrat who is a single decision maker in the company. You got' a have a good culture and CA does not have a good culture. What's needed is a change in both structure and in culture. Range intends to restore the

                Meeting: Take Over of Computer Associates (CA)


credibility to build shareholder value and to grow CA. One big thing about August 29/th/ is that this time owners of the company have a real choice. Usually shareholder meeting is boring. The incumbents have a monopoly. There is either no choice at all or no serious choice. This time the owners of the company. The 70% of the owners other than the insiders and Walter who's their other insider I guess because he's gets his information just from Wong. You have insiders who have a big block of stock. And Wong and Coumar running the company saying we don't have to care about all the other owners because we're just going to report every quarter to one 92 year of guy in Zurich and he is going to vote with us. He has always voted for us. He's going to vote for us, all we have to do is keep Walter happy and it doesn't matter about all the investors. What we are saying is that we are going to give all the other investors a choice. We need about 90% of the votes to win this election. If we win this election you will have more choices in the future. You'll see that three hundred resolutions to wipe out these staggered boards. If this company had a staggered board we wouldn't be here. What's our plan? A new independent board of proven executives with expertise in software technology and communication companies. We intend to restructure CA into four independent business groups. We intended to recruit or promote from within as many as four world-class chief executive officers. We intend to implement a program of continuous product innovation. We intend to institute a strong corporate governance policy. We intend to build customer-focused corporate culture. We have some outstanding people on the board. Dr. Wendy Graham has a PhD in economics. She was 4 years chairman of the US Comities Futures Trading Corporation. She is a great American success story. Her granddaddy landed in Hawaii to work on a sugar plantation. And she is a PhD in economics from Northwestern. She is an extremely professional experienced person. She has regulated the Comities Traders and Futures Traders in Chicago. Cece Smith I mentioned - two years chairman of the Federal Reserve Bank of Dallas. She manages an e-commerce and retailing venture capital firm. Cece is going to be head of the audit committee. Elizabeth Van story, former president of Imotors.com, former president of Officedepot.com. She managed one of the first websites. How many of you know that a website is profitable? She managed a profitable website. Bob Cook is a great entrepreneur, a great software entrepreneur. He founded VE software. He founded System Center. He was a director of Sterling Commerce. He is a very successful software venture capitalist. Mark Cuban is founder and former CEO of two software companies. He built up a very successful systems integration company which he merged into Compuware. After that he built up Broadcast.com and sold it for six billion dollars to Yahoo a year and 1/2 ago. Since then Mark has bought the Dallas Mavericks basketball team, which I which watched for 12 years in Dallas. Since we have an investment company called Maverick the we have been involved with I used to work there, I don't work there now, I work for Ranger but my son Evan and Lee Anglesey manage it very very well - better then I did. We were called Mavericks. I used to say why don't these guys change their name. What Mark`s done is he's taken the Mavericks and he's changed them in one year from losers to winners. We have Dixon Doll who is an outstanding venture capitalist in California. He has a PhD in engineering. He wrote one of the first books on data communication software. Having venture capitalist and having successful software people is important. It's important to the future growth. We have people who know how to grow good software companies. We have people who know how to implement good governants in a

                Meeting: Take Over of Computer Associates (CA)


company. What's Sam done. Well, I have founded and managed three successful software companies. University Computing Company, Sterling Software and Sterling Commerce. University Computing was sold to Computer Associates 14 years ago for 840 million dollars in stock. Sterling Commerce was sold to SPC Communications for 4 billion in cash with the transaction being closed in March of 2000. Sterling Software was sold to Computer Associates for 4 billion dollars the transaction closed in March of 2000. For the last five years, as we know, the incumbents have earned minus 11% at CA for the five year period up to the sale Sterling Software produced a return to the investors of 418%. We are going to increase value with the new organization. We are going to create four independent focus business groups -storage management, security management, systems management, knowledge management. We're going to allocate CA's 800 products within these business groups. We're going to push decision making for products and developments as close to these customers as possible. We are going to recruit or promote from within four world class CEO's and this is big. These CEO's will not be a part of the board of directors. CEO's of most companies are on the board so they are sitting around the table where their own report is being marked and that's not good management review. The board latter will determine whether to spin off publicly these four different businesses we create. My best guess is that three years from now you owners instead of having one public company will have four public companies each one focused - two of them in very fast growth areas the others in areas with good opportunity. And we think that's one route to enhancing the shareholder value. This is the right way to manage the company whether you ultimately have independent public stocks or not and we know that Gersnik came into IBM seven years ago he said that its better to keep it altogether. Well, we are going to take a hard look at it. We are not just saying we're going to do spin offs. You couldn't do a spin off until you get the management structure and management culture in place anyway. We're going to actively explore the expansion of CA's current mix of products and services. We're going to appropriate investment and research. We're going to accelerate development efforts in critical strategic areas. The market environment is supportive of cost effective strategic acquisition opportunities. Steve, George you want to pick up from here.

Steve:  Just a quick comment to inject here. Right now with the bust of the
 .coms and all these venture capital companies that are out there feeding the ones, the very few that they think are going to survive. They don't have many left for a lot of these other folks that are in garages making up new products and innovations that frankly, can fit into CA's cadre of products. We think there's a huge opportunity to take what CA has as well established product bases in each of these four areas and inject some new innovative software into them and allow them to expand and grow from the mainframe out to distributed and web based applications. So we are really in good position to take advantage of the economy, the market place in general.

Sam: Thank you Steve. We are going to rebuild the corporate culture at CA. August 29/th/ is the shareholder meeting day. That's going to be liberation day for the CA employees. That's going to be liberation for the CA shareholders. That's going to be liberation day for the CA customers. We are going to build world-class service and support. We are going to encourage an environment of creativity, of innovation, of

                Meeting: Take Over of Computer Associates (CA)


integrity and trust. We are going to respect the employees. That's big. Ranger governants value proposition is basically this. This is a better team then the incumbents. A new independent board of proven executives will drive real growth, not phony growth created by manipulating sells paper and manipulating accounting. This is the right plan to restructure CA and the four independent business groups and to create a culture of integrity and of innovation. This is the right time. You have a choice. Usually the owners have no choice. The incumbent managers, no matter how bad they are, no matter how bad the board is the owners have no choice. They simply get to tick off. Most of you don't even vote. This time you need to vote and with about 70% of the independent shareholders there will be a new governance here. There'll be a new board. There'll be four new chief executives. There will be a culture that will foster innovation and take a company, which is not growing, and make it grow.

Questions?

Steve: We'd ask you to - there are microphones. This is being web cast also, so we ask you to use these microphones, just raise your hand and someone will bring it to you. Thank you.

Analyst: I'll try two unrelated questions. First, just mechanics, presumably you missed the March deadline to be in the proxy in August. Can you tell us the mechanics of how we would actually support what you are trying to do? You won't be in the CA proxy I assume.

Sam: No. We will be in the CA proxy. Yes, our proxy material will be mailed to all the shareholders just the same as the incumbents will.

Analyst: OK, fine. You speak about trying to bring the firm closer to customers. I thought it was curious that the four operations you proposed were actually product focused not customer focused either mainframe distributed or bivertical...?

Steve: Yeah, I'll speak to that a little bit. Actually the way to get closer to the customers I think is to do it by targeting specific markets. Customers have technical problems that they want solved and the technologist that understand those problems best are the ones that are going to deliver the products to them. That requires a pretty focused view of whether a customer is trying to solve storage problems, infrastructure problems or some type of e-commerce problem or they are trying to wire together applications to support a marketplace over the web for example. To get close to the customer you need to understand that in terms of what you sell and how you service them because people end of buying for different reasons than they use. And that whole life cycle of using a product can only be accomplished if you have an organization who is focused and in those four market areas we believe that the focus can be brought to bear.

George: So maybe to take that a little bit further it's a product customer sets. The beauty of the software business is a customer - they are paying maintenance or some other form of a license agreement. A sales person who listens to that customer, knows exactly what

                Meeting: Take Over of Computer Associates (CA)


products need to be built to service them. If he or she can carry that message back to a development organization to spend the money the right way to produce the next round of products - it's a perpetual business. You can't do that monolithically. You can only do it when you break that communication down - customer, product, product development, new product. So we would propose building an organization as Sam showed with for large groups some subdivisions within that, built around specific customer needs. Now a true statement - what you sacrifice with that unless you provide otherwise is a single point of presence for a customer so this can always be augmented by a national account representatives but we found historically the closer to the product development you can allow a customer to be the more responsive you can be to the customer.

Steve: No one person can really reflect or absorb the requirements of the 800 product set offering. I think that's what we are saying.

Analyst: A quick comment George you were saying about spending money the right way to produce products the customers want. Under the new model though with basically some of the contracts being one year and opted out. Isn't CA told as an incentive to give the customers new products or the customers will go somewhere else to begin with?

George: It starts with if you don't have an organization in place - a new business model that's built around a specific product you can't react - you can't hear -a sells person can't take back a message clearly stated with respect to 800 products. An independent customer service organization even of 600 people. If they are not able to touch the software development organization, they cannot get the problem solved. So it's one of organizational structure, not contract mechanism.

Analyst: Thank you. Over what period of time do you expect the reorganization to take place and would there be likely a deterioration of profitability cost associated with that reorganization before you gained traction?

Steve: First of all let me reverse those. There is a fear of confusion and unrest and uncertainty anytime change occurs. So I think that's a good point. How you manage that is what the problem is. You do that through incentives to the sells people while you're going through the planning process of reorganizing and now let me get into what that would be. Our plan would be within the first 30 to 45 days take a team of people and approach the company with a set of templates - I'll call them that gives us questions to ask and areas to search and make sure that we understand the product strategies. Make sure that we select the right products to go into the right divisions. To make sure that we understand where the talent is and where the opportunities for expansion are. So during this time we'll be doing a lot of fact finding and we'll also be doing a lot of strategy setting. We're going to be using the time so that at the end of that period we'll have marching orders for every employee. They'll know where they fit into the organization, they'll know what their job is, they'll know which market they're focused on and most importantly we're going to know how we'll going to account and measure ourselves as we go to implement that plan.

                Meeting: Take Over of Computer Associates (CA)

George: And you can see some real immediate response. One thing you get when you are in smaller business groups is you can make sure the phone gets answered by a human. There is nothing more frustrating when you are in a severity one or severity two system problem and get put on hold. You'll see immediate responsiveness to customers that's very easy to put in place when you've got business units that are small enough to be able to execute with them. We would anticipate at the end of the 60 days that Steve mentioned to be able to lay out the new organization pretty clearly for folks. To be able to have it generally staffed and also to be able to have metrics that we can report to you about which we would be managed and metrics that would be in place for a long time so you would be able to see how we are doing.

Analyst: Hi, I'm curious with you plan - how come you didn't have your CEOs all lined up before hand so that when you went in you wouldn't be have to be look for CEOs because recruiting CEOs can take a long time?

George: We may all have a point of view on that, a least two points of view. Our experience has been that when you reach in an organization and you give folks that have been buried an opportunity that you'll find good managers in an organization. So it would be the wrong thing for us to presume coming into this that we can't find great senior management talent somewhere within CA other than senior managers. Secondly there are groups of folks out there who have previous relationships with CA and who may have contracts of one form or another that they can be concerned about the relationship with the existing CA management, so until we've completed this process, it would be very difficult for us to involve them.

Sam: We `re getting e-mails from a lot of people both within and outside the company who have to remain confidential for fear of retaliation in the next 70 days or so before the change happens but we are getting a lot of people who say I can help you. You are right. I can help you. If you don't know how I can help you. Let me talk to you because I really care.

Analyst: Just one comment or question, Sam. You said, I think you said phony growth was one of the issues here as well. Could you elaborate little bit as to what you were talking about the performing numbers or just a general comment overall?

Sam: It's a general comment on both but what has happened, I think in terms of if the are incumbents announcing "hey here is something wonderful we're doing now that we're calling a new model, I think you need to take a hard look at it and say what's new about this model. They have said lets change the rules by which we are measured at various times in the past. And they give the analyst projections and then when they fail to meet them they say well lets fire a bunch of mangers in Europe or lets fire a bunch of sales people. They don't stand up and let the CEO take responsibility for the failure. So the hard of the matter is really just what George pointed to. You're attitude and the culture of the company needs to be, how do we serve the customer. The customer says solve my problem. Right now the culture of the company is lets do some manipulations

                Meeting: Take Over of Computer Associates (CA)

of sells paper and accounting rules so that we can manufacture the appearance of growth. So, you have to change an attitude. The attitude to the customer is "I got cha". You have an attitude of deal making that's driven by the need to do some king of accounting result. Far as accounting - I'll leave it to the audit committee and George and the new CFO and we do know who he would be. And he would be an honest CFO. Ah, ah. For as myself I'd be happy just to put it on the cashbooks. Just do cash accounting and make the cash flow grow.

Steve: I think our opinion is that there is nothing wrong with pro rata accounting for sales that are done for products that are sold that way. Subscription base or other things. But to say everything needs to change to that is wrong. What needs to happen fundamentally is the accounting needs to reflect the business not the other way around.

Analyst: The transition to a subscription recognition model is one that the industry and analysts have looked for, for a long time. The transition may be pretty ugly. Also, the Allegiance software has now been integrated into Unicenter and that's starting to become a pretty potent product. And management seems to recognize that their arrogance with customers has been a problem and recent surveys seem to show that the customer relations are in fact improving. I wonder if this is maybe a little bit opportunistic that you are coming in just as the company is starting to address a lot of its long-term problems and we should simply look at those valuation metrics and get excited whether or not you win.

Steve: I probably would not agree with the last part about the customers changing. So far I think promises have been made. I think that we are making certain statements as well about how we can improve the situation. I think that in the past that if you compare track records of what we've accomplished to what they've accomplished as apposed to what they've promised then that's part of what the voting should be based on and I think hands down we are ahead of the race.

George: But, I think its fair. That's what you're voting on. That's the vote. If you believe the existing management team and the direction that its taken the company, the report its got, the organization it has, the methodology for handling employees and customers is the right way that's going to get you the return that you want. Then go out and vote for the existing management. We're saying that we believe large software companies in today's market cannot be run monolithically. We're also saying a subscription revenue model is a good thing for customers who want a subscription revenue model. But the new model is pro rata regardless of the contract form because of the clause. So we believe that for growth, customer satisfaction, employee development, and balance sheet improvement, there are significant changes, real changes that have to happen within CA. And that's what this whole story is about. If the incumbents are the right folks, that would be you're call.

Analyst: I'm just curious why you sold Sterling to CA in the first place, because a lot of the issues that are mentioned today about integrity, and accounting were certainly true around the time of March 2000. Well these are long standing issues of the company.
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                Meeting: Take Over of Computer Associates (CA)

Sam: Um, we made a decision in the summer of 1999, having watched these valuations for the whole tech area go to euphoric proportions that was a huge over valuation in the whole sea out here and that it was time to do the right thing for the shareholders. And we engaged Goldman Sachs to find buyers for both Sterling Commerce and Sterling Software. Sterling Commerce ultimately was acquire by CPS Communications for around 4 billion in cash and Sterling Software in March was acquired by CA. So, we have a fiduciary duty to look after the employees and look after the customers but we have an over arching duty to maximize the valuations for the investors and the best value we had was about 30% over market from CA. So even though when Cumar first walk in to tell me that he wanted to buy Sterling Software. My first questions was, how about your reputation for poor treatment of employee and customers. And he said well, we've changed and I hoped that they had changed. I didn't know back then until I seen some of our own employees be treated poorly. Our own former employees, I didn't know how really bad it was. But its 17 months later and they haven't changed. But getting back to your question. The reason for the sell was our fundamental fiduciary duty to maximize valuations for the investors.

Analyst: Do you think you might need to restate any of the revenues for this phony growth the company has been reporting? And then what kind of growth do you expect going forward for the four business units?

George: It would surprise me, I mean CA has been audited by UI for a number of years and now KPMG. GAAP. That's G a a p, it's kind of got a spectrum. They spend a lot of time hanging out at one spectrum of GAAP. That was bundling enterprise licenses and maintenance and mint price upgrades maximizing the license value from it. There is no need to restate that based on anything that I know. There new deal as long as contracts have a clause and as long as GAAPs like it is, it'll be ratable. But what we would do would be to product by product license it the right way for the customers' needs and then report the accounting results as it should be. So, I'm pretty certain that everything wouldn't be pro rata going forward. It would be a function of what the contract needed. Your second question was "What kind of growth going forward". And remember we're in four business groups, our proposed four business groups. So you got' a do a mixed weighted growth and this is based upon our assessment of the size of those business groups right now because its not reported consistently over time but we think that the storage management market is growing well in access of 50% and we would expect to grow somewhere between the 30 and 50% in that depending on our success of addressing some of the distributed pieces of that market and security growing in the similar 30%. Systems management somewhere in the 10 to 15% and then what we call the knowledge management, which is specific applications. Application development tools and proprietary databases which has had a history of shrinking. We would hope to be able through new product offerings and greater service in there to keep that from shrinking. So overtime somewhere a mixed growth between 15 and 18% for the company but with significantly faster then growth for that for two of the business units. And we would expect to report those four business units revenue operating profit
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                Meeting: Take Over of Computer Associates (CA)

separately as segment information in the published financial data. So you can tract those metrics to.

Analyst: I was curious, you mentioned that the balance sheet needed to be cleaned up. I was wondering what your plans were to clean up the balance sheet?

George: Well, the good needs is that there is cash flow in CA. The bad news is that you know, its about 4 times debt service which is leveraged, right? At 77% of debt to equity, there is a need to pay down that debt. A way to do it is depending on where the markets are is something we did with Sterling Commerce out of Sterling Software where sold 19% of it to the public and then once we had IRS approval completed a spin-off. Its great for shareholder value. So one thing we could do is that model and depending on the values that would be assigned to this security or to the storage management businesses there is an opportunity to get out of debt that way. The other is to focus the businesses more readily on individual business growth and if you grow the businesses cash flow can grow along with that unless you give special terms on receivables. So one of those two ways.

Analyst: You point to the cash flow that the company is generating. Which is largely because they are not doing a lot of the things that you say you have to do, they are essentially milking their older products and have not invested to compete with the MC in storage and other fast growing areas. Should we assume then that you are looking for a pretty significant increase in investment in these areas and if so could you quantify that for us?

George: No, I don't think it takes significant dollars of increased investment. I think it takes spending smart money. One person told me the other day that EMC had a billion dollars of software development that it was planning for developing the storage management market. It is extremely difficult to spent a billion dollars intelligently. So the beauty of the business model, software start-ups get started between 500 and a million bucks. They get started that way because it doesn't take a lot of people to do it. Now I'll also tell that there is a high rate of failure in companies that start off with 500 and one million bucks. But what it takes is 3 or 4 smart people in a garage with a vision. The business model that we're putting in place allows smart groups of developers to know what a customer needs and go address and then have the beauty of the distribution network, a beauty of a established customer base. {End of Side A}

Sam: There is another huge opportunity to get growth. In these small little groups all over the country, all over the world are the entrepreneurs and the venture capital funded folks who are creating new growth products that fit with some of the 800 CA products and opportunity comes because of these huge crash in the tech market and the total absence of an IPO market. So you have these entrepreneurs who are thinking "Hey I'm going to get to the IPO market and cash out or cash out a lot or raise a lot of cash to fund the products, whatever their goal was. The same way with the venture capitalist. Venture capitalist like Bob Cook on our board, like Cece Smith, like Dixion Doll, they're
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                Meeting: Take Over of Computer Associates (CA)

having to look at their portfolio and say who do we keep feeding cash to and who do we pull the plug on. Well what we can offer them is four businesses each with product development teams and these businesses can be acquired with a stock currency which once there is the understanding that we're going to grow that currency is going be better and the price is a lot cheaper. One reason, going back to the earlier question of "Why do you have to sell Sterling Software?" because in the last couple of years or so all of the product developers could simply go to the IPO market and get a price at 40 times eyeballs and we couldn't afford to pay that and the outrageous prices asked have gone away since the IPO market has gone away. So there is huge opportunity to get growth, particularly if you've got 4 currencies to work with. If you've got 4 teams and 4 different chief executives and then you're exposed to much more new product opportunity out of the venture capital world, out of the entrepreneur world.

George: I want to spend one more minute on this. This organization's structure and the concept of decentralization and empowerment is absolutely key. Three brilliant software developers free to do their job can do more in a year than
300. That's the beauty of the software business.

Sam: Yep, I've seen that over and over again it hasn't changed. It was true 30 years ago when I was with Honeywell and we had three people working on the great new software system and then we had 30 and then we had 300 and by the time we had 300 the product was never going to get out the door.

Analyst: First of all I want to commend you for going after two guys who have very questionable governants track records. So, I want to commend you for that. Could you go over what it will take for you to win the vote? Just the mechanics and who the large shareholding groups are?

Sam: OK. The first thing is that there has been publicity that we tried to get the vote of Walter, the big shareholder. The 92 year-old investor in Zurich and we certainly did. Walter is an old friend of mine and he backed me when I was running the company and he backed John Casin when he was running the company and he backed Greg Lamont when he was running the company and he is backing Wong now and Wong has earned his loyalty by every 90 days they go into Zurich or Walter coming over here at the Waldorf Towers to get reported to. It's basically been the only shareholder, so, yes we tried to get Walter's vote and Walter said I'm going to stick with the folks I've been with. So, we had to make a decision to do this or not do this based on what conventional wisdom Wall Street says is very difficult. How do you go against 27% and win. We think when you have a company whose integrity is questioned by customers and employees and shareholders over and over again. It's hard to find a public company in America that the owners would be more desirous of changing out the management of. And to change out the operating managers, you got to change out the board. So we did the same type of thing with a software company called Infomatics in the San Fernando Valley when Sterling Software had 18 million in revenue and they had 200 million in revenue. And the conventional wisdom on Wall Street was that "You can't do a hostile takeover of a software company because the assets walk out the door". We said you are
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                Meeting: Take Over of Computer Associates (CA)

wrong, we can do. We can win because the assets are the people who write the programs and the people who market and they're going to not view us has conquerors. They're going to view us as liberators. This was a different circumstance. Here you have an autocracy, a Stalin down through the commissars' type of management structure. Over there is was totally different. You had apathy. The people there said: "Well, why doesn't the top challenge us to do more. So, It was a different problem but the same thing. Conventional wisdom says that this is tough. How are you going to do it? We did it. We've done three of these and we've won them all. And we believe we are going to win this one. We realize to win it, we need 70% of the really independent shareholders, but we think we're going to get and. Analyst interjects here.

Analyst:  And that would give you 50%?  Is it 50% or is it 2/3rds.

George: It takes 51% is a quorum. You've got'a get a majority of the quorum. So if 27% insider vote were all the votes that voted for the incumbent, then 28% wins.

Analyst:  So is it off the votes casted?

George:  Yes.

Analyst:  Or is it all shareholders?

George: No, votes casted. 51% of all shareholders is a quorum. The majority of those elect the board.

Analyst: Sam, are you planning on increasing your ownership stake in the company?

Sam: When we control the board I am planning on investing in the company. A lot of people would say: "Why don't you go buy some more stock there Sam? Well, the reason is I could lose the election. I don't think I will but if I lose the election and these same folks running my investment and my $30 stock is in about three years will probably be about ____. If we win, we believe the $30 stock in three years with four different businesses whether they're separately publicly owned or not we think it will be ____ bucks a share. So, once we know we can implement a plan for growth , then I'm gonna want to invest further. Between now and then, why would you pay 30 bucks for something you think is going to ____ in three years.

Analyst: I just have a question, maybe you could shed some light on in terms of the breakdown of the revenue. It's kind of a widely held belief that CA does bundle all the products together then allocate the revenue afterwards so that whatever breakdowns they give for the different segments may not be an accurate reflection of the reality of the situation. How do you get a sense of the strength of the market place of the security in the storage business and what revenues really have been there and what revenue growth should be going forward?
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                Meeting: Take Over of Computer Associates (CA)

George: Our best guess of those segments is that the storage management is around 850 million. Security is around 775 million. Systems management is around 1 billion and 5. That's with a lot of the services considered into that. And then the knowledge management business would be the all other. But

Analyst:  Those were CA's numbers?

George: Right. Roughly, on the last quarter. That would be our best guess. CA in their last release put out last fiscal year, roughly in that order. Until you know the degree to which contracts reflect revenue different then customer demand, its very hard to scope that.

Steve: A good bit of that discovery process is in this first 30 or 60 days. A lot of the work that has been done in parallel with the organizational questions and reviews are going be to make sure we have an accurate understanding of products that are out there being sold and used by the customer base to see if that matches up properly. It's due diligence in a way.

Analyst: How many large customers have indicated that they prefer to do business in somewhat centralized manner it simplifies contract negotiations etc. Does the four business unit model accommodate that sort of approach.

Steve: That's one of the areas that at Sterling Commerce and I think we made some headway. We set up what we called major account executives and they were to deal with how to navigate with the large fortune 100 companies that want to work centrally to get through purchasing process that's not the buying process of how the technology is evaluated and matched up with the customer requirements. So, yeah we think there is a way to accommodate the buying requirements of those a least as long as they are within one company.

George: Any more questions. Sam, do you want to make a couple of closing remarks?

Sam: Usually the owners of public companies have no choice. Annual meetings are boring. August 29/th/, this is different. There's a real serious choice as to who is going to run this company and what kind of company it is going to be. And if we win you are probably going to see 300 shareholder resolutions to wipe out staggered boards next year, so that the investors can have more choices. So in a sense this is bigger than just CA. It's a good first step towards some shareholder democracy.

George:  Thanks very much for your coming we appreciate your being here.

                             IMPORTANT INFORMATION

     Ranger plans to file a proxy statement with the Securities and Exchange Commission relating to Ranger's solicitation of proxies from the stockholders of Computer Associates with respect to the Computer Associates 2001 annual meeting of stockholders. RANGER ADVISES SECURITY HOLDERS TO READ RANGER'S PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Ranger's proxy statement will be available for free at www.sec.gov, along with any other relevant documents, including the soliciting material that identifies the participants in Ranger's solicitation and describes their interests. You may also obtain a free copy of Ranger's proxy statement, when it becomes available, by writing to Ranger at 300 Crescent Court, Suite 1000, Dallas, Texas 75201, calling Morrow & Co., Inc. at (212) 754-8000 or visiting Ranger's web site at www.rangergov.com. Detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the Solicitation is available in soliciting materials on
Schedule 14A filed by Ranger with the Securities and Exchange Commission on June 25, 2001.

     This document contains expressions of opinion and belief. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs, including those relating to maximizing stockholder value, are the opinions and beliefs of Ranger. In addition, the Ranger nominees' plans for Computer Associates could change after election based on the exercise of their fiduciary duties to the stockholders of Computer Associates in the light of their knowledge and the circumstances at the time.